EXHIBIT 99.1



THE FOLLOWING IS A PRESS RELEASE ISSUED BY POLYVISION ON AUGUST 27, 2001.

POLYVISION CORPORATION AGREES TO BE ACQUIRED BY STEELCASE INC. IN $176.0 MILLION CASH MERGER

NORCROSS, Ga. (Aug. 27, 2001)--PolyVision Corporation (AMEX: PLI) announced today that it has entered into a definitive merger agreement with Steelcase Inc. (NYSE: SCS) pursuant to which PolyVision will be acquired by Steelcase.

In the merger, all common shares of PolyVision will be converted into $2.25 per share in cash, and the holders of PolyVision's Series B, C and D Preferred shares will receive cash settlements aggregating approximately $33.0 million. The total purchase price of $176.0 million includes all of the outstanding common and preferred shares of PolyVision and approximately $103.0 million of PolyVision's indebtedness.

The Alpine Group, Inc. (NYSE: AGI), PolyVision's principal common shareholder and the sole owner of PolyVision's Series B and C Preferred shares, has agreed to vote its shares in favor of the merger. The shareholder's agreement includes an option for Steelcase to purchase Alpine's common and preferred PolyVision shares under certain circumstances. If Steelcase were to acquire Alpine's PolyVision shares upon exercise of the option, Steelcase will be required to purchase all remaining outstanding PolyVision shares and to cash out PolyVision's employee stock options at a per share price equal to that provided for in the merger agreement.

Consummation of the merger, which is expected to occur during the fourth quarter of 2001, is subject to certain conditions, including adoption of the merger agreement by PolyVision's shareholders and other customary conditions.

Deutsche Banc Alex. Brown Inc. has delivered to the Special Committee of PolyVision's Board of Directors its opinion as to the fairness of the merger consideration to be paid to PolyVision's unaffiliated common shareholders, from a financial point of view.

PolyVision, headquartered in Norcross, Georgia, is an international manufacturer and installer of static, active and interactive visual communication products for the education and corporate markets, and is the leading supplier of light-gauge ceramicsteel, critical in the manufacture of quality writing and projection surfaces. PolyVision also produces menu and merchandising boards for food service and banking institutions.

This press release contains "forward-looking statements" based on our current expectations and projections about future events. These forward-looking statements are subject to a number of risks and uncertainties which could cause our actual results to differ materially from historical results or those anticipated and certain of which are beyond our control. The words "believe," "expect," "anticipate" and similar expressions identify forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information:

In connection with the merger, PolyVision will file a proxy statement and other relevant documents with the U.S. Securities and Exchange Commission (the "SEC"). Shareholders are urged to read the proxy statement carefully and in its entirety when it becomes available, together with all other relevant documents filed by PolyVision with the SEC, because such documents will contain important information. You will be able to obtain these documents free of charge at the web site maintained by the SEC at www.sec.gov. In addition, you can obtain documents filed by PolyVision with the SEC free of charge by requesting them in writing from PolyVision at: 4888 South Old Peachtree Road, Norcross, Georgia 30071, Attention: Investor Relations, or by telephone at 770-447-5043.

PolyVision and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from PolyVision's shareholders in connection with the merger. Information about the directors and executive officers of PolyVision and their ownership of PolyVision's shares is set forth in PolyVision's proxy statement for its 2000 annual meeting of shareholders. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement regarding the merger with Steelcase when it becomes available.

INVESTORS ARE URGED TO READ THE MERGER PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING DECISION.